Exhibit 107

CALCULATION OF FILING FEE TABLES

Form F-1

(Form Type)

Arm Holdings plc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Ordinary Shares, nominal value £0.001 per share, represented by American depositary shares(1)	Rule 457(a)	102,500,000	$51.00	$5,227,500,000.00(2)	.00011020	$576,070.50

Fees Previously Paid	Equity	Ordinary Shares, nominal value £0.001 per share, represented by American depositary shares(1)	Rule 457(o)	—	—	$100,000,000.00(3)	.00011020	$11,020.00

Total Offering Amounts						$5,227,500,000.00		$576,070.50

Total Fees Previously Paid								$11,020.00

Total Fee Offsets								—

Net Fee Due								$565,050.50

(1)

American depositary shares, or ADSs, issuable upon deposit of the ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (File No. 333-274128). Each ADS represents one ordinary share.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.